Exhibit 10.1

SEVENTH AMENDMENT

TO CREDIT AGREEMENT

This Seventh Amendment to Credit Agreement (this “Amendment”), with an effective date of April 2, 2014, is entered into by and among the Lenders identified on the signature pages hereof (such Lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), BMO Harris Bank N.A., formerly known as Harris N.A., as administrative agent for the Lenders (in such capacity, “Agent”), and Cobra Electronics Corporation, a Delaware corporation (“Borrower”).

WHEREAS, Borrower, Agent, and the Lenders are parties to that certain Credit Agreement dated as of July 16, 2010 (as amended, modified or supplemented from time to time, the “Credit Agreement”); and

WHEREAS, Borrower has requested that Agent and the Lenders agree to amend and modify the Credit Agreement as provided herein, in each case, subject to the terms and conditions contained herein.

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

2. Amendments to Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 5 below and in reliance upon the representations and warranties of Borrower set forth in Section 6 below, the Credit Agreement is amended as follows:

(a) The Section 8.6 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 8.6 Inspection.

The Borrower shall, and shall cause each other Loan Party to, permit the Administrative Agent and each of its duly authorized representatives and agents to visit and inspect any of its Property, corporate books and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Administrative Agent the finances and affairs of the Loan Parties) at such reasonable times and intervals as the Administrative Agent may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to the Borrower. Each Lender shall have the right to have an agent or representative accompany the Administrative Agent during each such visit; provided, that each Lender shall be responsible for its own costs and expenses of such agent or representative.

The Administrative Agent may obtain (or direct the Borrower to obtain and provide to the Administrative Agent) updated appraisals on any fixed assets (including its equipment and/or real property) and inventory, or portion thereof, of the Loan Parties from time to time as the Administrative Agent may designate, which appraisal reports shall in each case be prepared by an appraiser reasonably acceptable to the Administrative Agent and be in such format and contain such detail as the Administrative Agent may reasonably request. The reasonable costs and expenses incurred in obtaining any such inspections and/or appraisals shall in each case be borne by the Borrower (whether obtained by the Administrative Agent or the Borrower); provided that, unless a Default or Event of Default is then in existence, the Borrower shall not be obligated to incur the charges, costs and expenses of more than (a) if Inspection Excess Availability is at least $2,500,000, one Inventory appraisal during each twelve month period and more than two complete audits and inspections during each twelve month period and (b) if Inspection Excess Availability is less than $2,500,000, two Inventory appraisal during each twelve month period and more than three complete audits and inspections during each twelve month period. The Borrower shall, at the Administrative Agent’s reasonable request, provide, at the Borrower’s expense, updated environmental questionnaires concerning activities and conditions affecting the real property owned, leased or operated by any Loan Party and, in the event that an environmental questionnaire indicates a material environmental problem, as determined by the Administrative Agent, environmental reports prepared for the Administrative Agent by an environmental consultant or an environmental engineering firm reasonably acceptable to the Administrative Agent concerning any real property owned, leased or operated by any Loan Party.

(b) The Section 8.22 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 8.22 Financial Covenants.

(a) Capital Expenditures. The Borrower shall not permit aggregate Capital Expenditures expended or incurred by the Borrower and its Subsidiaries (determined exclusive of Capital Expenditures with the Net Cash Proceeds of an Event of Loss in order to replace the Property subject to such Event of Loss) to exceed $4,000,000 for any fiscal year. If the Borrower and its Subsidiaries do not utilize the entire amount of Capital Expenditures permitted in any fiscal year, so long as no Default or Event of Default exists or would be caused thereby, the Borrower may carry forward to the immediately succeeding fiscal year only, 50% of such unutilized amount (with Capital Expenditures made by the Borrower and its Subsidiaries in such succeeding fiscal year applied last to such unutilized amount).

(b) Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio on the last day of each calendar quarter, commencing with the calendar quarter ending December 31, 2014, for the twelve month period ending on the last day of such calendar quarter, to be less than 1.10 to 1.0.

(c) Adjusted EBITDA. The Borrower shall not permit Adjusted EBITDA, for the twelve then most recently completed calendar months, to be less than (i) for the calendar quarter ending March 31, 2014, $1,500,000, (ii) for the calendar quarter ending June 30, 2014, $4,305,000, and (iii) for the calendar quarter ending September 30, 2014, $5,275,000.

(c) Annex I of the Credit Agreement is hereby amended to add the following defined terms in appropriate alphabetical order as follows:

“Commencement Date” means the last day of the first calendar quarter ending on or after June 30, 2014 for which the Fixed Charge Coverage Ratio for the twelve month period ending on the last day of such calendar quarter is greater than 1.10 to 1.0.

“Inspection Excess Availability” means, as of any time the same is to be determined, the amount (if any) by which (a) the lesser of (i) the Borrowing Base as then determined and computed, but without giving any effect to the Availability Block in the calculation of the Borrowing Base and (ii) the Revolving Credit Commitment as then in effect exceeds (b) the aggregate principal amount of Revolving Loans, Swingline Loans, Agent Loans and the US Dollar Equivalent of L/C Obligations then outstanding, without duplication of any Reserves subtracted from clause (i) above, all Reserves taken pursuant to Section 1.1 hereof and all trade payables that remain unpaid more than 60 days after the due date thereof.

(d) The defined term “Applicable Margin” set forth in Annex I of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Applicable Margin” means with respect to Loans, Reimbursement Obligations and letter of credit fees payable under Section 2.1 hereof with respect to Standby Letters of Credit and Commercial Letters of Credit, in each case until the first Pricing Date, the rates per annum shown opposite Level III below, and thereafter from one Pricing Date to the next, the Applicable Margin means the rates per annum determined in accordance with the following schedule:

Level	Fixed Charge Coverage Ratio	Applicable Margin for Base Rate Loans and Reimbursement Obligations	Applicable Margin for Eurodollar Loans	Applicable Margin for letter of credit fees with respect to Standby Letters of Credit	Applicable Margin for letter of credit fees with respect to Commercial Letters of Credit
III	Less than 1.25 to 1.0	1.00%	2.50%	2.50%	1.250%
II	Greater than or equal to 1.25 to 1.0 but less than or equal to 1.75 to 1.0	0.75%	2.25%	2.25%	1.125%
I	Greater than 1.75 to 1.0	0.50%	2.00%	2.00%	1.000%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrower ending on or after June 30, 2014, the date on which the Administrative Agent is in receipt of the Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof. The Applicable Margin shall be established based on the Fixed Charge Coverage Ratio measured as of the last day of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2014. The Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e. Level III pricing shall apply). If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders, subject to adjustment for manifest error.

(e) The defined term “Availability Block” set forth in Annex I of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Availability Block” means, as of any date of determination, an amount equal to $1,500,000; provided that, commencing on the Commencement Date, such amount shall be reduced to $1,000,000 on the Commencement Date, and then shall be further reduced by an amount equal to $250,000 on the last day of each calendar quarter thereafter for which the Fixed Charge Coverage Ratio for the twelve month period ending on the last day of such calendar quarter is greater than 1.10 to 1.0.

(f) Exhibit D to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit A hereto.

3. Continuing Effect. Except as expressly set forth in Section 2 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.

4. Reaffirmation and Confirmation. Borrower hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents, in each case as amended hereby, represent the valid, enforceable and collectible obligations of Borrower, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of its Obligations. The Liens and rights securing payment of its Obligations are hereby ratified and confirmed by Borrower in all respects.

5. Conditions to Effectiveness. This Amendment shall become effective as of the date hereof and upon the satisfaction of the following conditions precedent:

(a) Each party hereto shall have executed and delivered this Amendment to Agent;

(b) Agent shall have received that certain Assignment and Acceptance entered into between Fifth Third Bank, as assignor, and First Midwest Bank, as assignee, with respect to an assignment of a Revolving Credit Commitment in an amount equal to $14,000,000, in form and substance reasonably satisfactory to Agent, duly authorized, executed and delivered by the parties thereto (the “Assignment Agreement”);

(c) First Midwest Bank shall have received that certain Revolving Note in an amount equal $14,000,000 made by Borrower in favor of First Midwest Bank, duly authorized, executed and delivered by Borrower;

(d) Borrower shall have paid to Agent, for the pro rata benefit of the Lenders (after giving effect to the Assignment Agreement), an amendment fee equal to $70,000; and

(e) No Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment.

6. Representations and Warranties. In order to induce Agent and the Lenders to enter into this Amendment, Borrower hereby represents and warrants to Agent and Lenders, after giving effect to this Amendment:

(a) All representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct on and as of the date of this Amendment, in each case as if then made, other than representations and warranties that expressly relate solely to an earlier date (in which case such representations and warranties were true and correct on and as of such earlier date);

(b) No Default or Event of Default has occurred and is continuing;

(c) This Amendment constitutes a legal, valid and binding obligation of Borrower and is enforceable against Borrower in accordance with its respective terms.

7. Other Agreements. Within 365 days of the date hereof (or such later date as agreed to by Agent in its sole discretion), all deposit accounts and collection accounts of the Loan Parties (other than the RBS Accounts) shall be maintained with the Administrative Agent or a Lender. The failure to comply with this Section 7 shall constitute an immediate Event of Default.

8. Miscellaneous.

(a) Expenses. Borrower agrees to pay on demand all costs and expenses of Agent (including the reasonable fees and expenses of outside counsel for Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as amended hereby.

(b) Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois.

(c) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

9. Release.

(a) In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and the Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto, other than to the extent of those Claims which arise from the gross negligence or willful misconduct of the applicable Releasee as determined in a final, non-appealable judgment by a court of competent jurisdiction.

(b) Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

COBRA ELECTRONICS CORPORATION

By:	/s/ Robert J. Ben
Name: Robert J. Ben
Title: Senior Vice President and Chief Financial Officer

Signature Page to Seventh Amendment to Credit Agreement

BMO HARRIS BANK N.A., formerly known as Harris N.A., in its individual capacity as a Lender and as Agent

By:	/s/ William J. Kennedy
Name:	William J. Kennedy
Title:	Vice President

Signature Page to Seventh Amendment to Credit Agreement

FIRST MIDWEST BANK, in its individual capacity as a Lender

By:	/s/ Scott Kennedy
Name:	Scott Kennedy
Title:	Senior Vice President

Signature Page to Seventh Amendment to Credit Agreement

EXHIBIT A

EXHIBIT D

COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished to BMO Harris Bank N.A., formerly known as Harris N.A., as Administrative Agent as provided for in and pursuant to that certain Credit Agreement dated as of July 16, 2010 among Cobra Electronics Corporation, a Delaware corporation, (the “Borrower”), certain Lenders which are signatories thereto and BMO Harris Bank N.A., formerly known as Harris N.A., as Administrative Agent (the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I hold the office of                                 of the Borrower;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and each of its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

4. The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this certificate are true, correct and complete as of the dates and for the periods covered thereby; and

5. The Attachment hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this             day of             20            .

COBRA ELECTRONICS CORPORATION

By:
Name:
Title:

ATTACHMENT TO COMPLIANCE CERTIFICATE

Compliance Calculations for Credit Agreement

Dated as of [            ], 2010

Calculations as of             , 20

A. Capital Expenditures (Section 8.22(a))

1. Year-to-Date Capital Expenditures by the Loan Parties	$
2. Year-to-Date Capital Expenditures by the Loan Parties made with Net Cash Proceeds of an Event of Loss in order to replace Property subject to such Event of Loss	$
3. Line A1 minus Line A2	$
4. Capital Expenditures Annual Limit	$
5. Permitted amount of Capital Expenditures carry forward	$
6. Line A4 plus Line A5	$
7. Line A3 must be less than or equal to Line A6	$
8. The Borrower is in compliance (circle yes or no)	Yes/No

B. Fixed Charge Coverage Ratio (Section 8.22(b))

1. Net Income for the period	$
2. Interest Expense for the period	$
3. Federal, state and local income taxes for the period	$
4. Depreciation of fixed assets and amortization of intangible assets for the period	$
5. Add Lines B1, B2, B3 and B4 (EBITDA)	$
6. Losses with respect to the cash surrender value of the Life Policies	$
7. FASB 123 stock option expenses	$

8. Foreign exchange losses	$
9. Deferred revenue charges (net of any deferred revenue charges realized from prior periods)	$
10. Write-downs of intangible assets	$

11.    Breakage fees payable in cash incurred on the Closing Date as a result of the termination by the Borrower of any agreement with respect of swaps so long as, after giving effect to the payment of such fees, Excess Availability is at least the Minimum Required Excess Availability Amount

$
12. Other non-cash losses acceptable to the Administrative Agent in its reasonable credit judgment	$
13. Add Lines B6, B7, B8, B9, B10, B11 and B12 (EBITDA)	$
14. Gains with respect to the cash surrender value of the Life Policies	$
15. Foreign exchange gains	$
16. Write-ups of intangible assets	$
17. Other non-cash gains acceptable to the Administrative Agent in its reasonable credit judgment	$
18. Add Lines B14, B15, B16 and B17	$
19. Line B5 plus Lines B13 minus Line B18 (Adjusted EBITDA)	$

20.    In the case of each such period ending on or prior to June 30, 2014, expenses incurred during such period in connection with the Fleming Lawsuit up to an amount not to exceed $2,750,000 during such twelve month period of determination

$
21. Unfinanced Capital Expenditures for the period	$
22. Federal, state, local and foreign income taxes paid in cash during the period net of federal, state, local and foreign income taxes refunds received in cash during the period	$
23. Add Lines B21 and B22	$

24. Line B19 plus Line B20[1] minus Line B23	$
25. Scheduled payments required to be made during the period in respect of principal on all Indebtedness for Borrowed Money (excluding payments made on the Revolving Credit)	$

26.    Interest Expense payable in cash for the period (excluding Interest Expense arising as a result of the termination by the Borrower of any agreement with respect of any interest rate, foreign currency and/or commodity exchanges, swaps, caps, collars, floors, forwards, options or other similar arrangements)

$
27. Capitalized Lease Obligations payable in cash for the period	$
28. Restricted Payments paid in cash during the period	$
29. Add Lines B25, B26, B27 and B28 (Fixed Charges)	$
30. Ratio of Line B24 to Line B29 : 1.0	______:1.0
31. Line B30 ratio must not be less than 1.10 : 1.0	1.10:1.0
32. The Borrower is in compliance (circle yes or no)	Yes/No

C. Adjusted EBITDA (Section 8.22(c))

1. Adjusted EBITDA (Line B19 above)	$
2. The Borrower is in compliance (circle yes or no)	Yes/No

[1]	Line B20 is to be added solely for purposes of compliance with Section 8.22(b) of the Credit Agreement and not for any other purposes under the Credit Agreement.